EXHIBIT 99.1

China Natural Gas Approved for Listing on the NASDAQ Global Market

-- Trading on NASDAQ will commence June 5th under the symbol "CHNG"--

NEW YORK, June 3 /PRNewswire-FirstCall/ -- China Natural Gas, Inc. (the "Company") (OTC Bulletin Board: CANL.OB), a leading provider of compressed natural gas (CNG) for vehicular fuel and pipeline natural gas for industrial, commercial and residential use in Xi'an, China, today announced that it has received approval for listing on the NASDAQ Global Market.

The Company anticipates that its shares of common stock will commence trading on the NASDAQ Global Market on June 5, 2009, under the symbol "CHNG." Until that time, the Company's shares will continue to trade on the OTC Bulletin Board under the symbol "CANL."

Mr. Qinan Ji, CEO and Chairman of the Board of China Natural Gas, Inc., commented, "We are very proud to be listing on the Nasdaq Global Market, an effort that highlights our commitment to not only raise our visibility among the investment community but also increase the liquidity and trading efficiencies of our common stock. We believe this is a significant milestone in our Company's history as we continue to leverage our strong brand and considerable operational scale to expand our geographical presence and steadily grow our CNG customer base. We are steadfast in continually improving our corporate governance and business operations, and I am confident in our management team and in our competitive advantages. We aim to deliver sustained strong financial results and to ultimately reward our supportive shareholders with greater share value."

About China Natural Gas, Inc.

China Natural Gas, Inc., ("CANL"), is the first China-based natural gas retailing company publicly traded in the U.S. The Company owns and operates a network of CNG filling stations as well as a 120-kilometer compressed natural gas pipeline in Xi'an, a fast growing Chinese city with population of 8.5 million and "gateway" to China's vast Western regions. CANL retails natural gas at company-owned filling stations, delivers natural gas services to residential, commercial and industrial customers, and converts gasoline-fueled vehicles to hybrid (natural gas/gasoline) powered vehicles. It is estimated that there are already 5,000 buses and 20,000 taxis using CNG in Xi'an.

Safe Harbor Statement:

This press release may contain forward-looking statements. These statements are based on the current expectations or beliefs of China Natural Gas, Inc. management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, including the progress of construction and development activities, fluctuation of natural gas prices, the availability of natural gas supplies, changes in governmental regulations and/or economic policies.

CONTACT:
Michael Tieu
ICR, Inc.
+86 10 6599 7960

SOURCE China Natural Gas, Inc.